Exhibit 10.1

TuSimple Holdings Inc.

Senior Management Severance and Change in Control Plan

ARTICLE I

PURPOSE

This Senior Management Severance and Change in Control Plan has been established by the Company on May 30, 2023 (the “Effective Date”) to provide Participants with the opportunity to receive certain severance protections. The Plan, as set forth herein, is primarily intended to help retain qualified executives, maintain a stable work environment and provide economic security to eligible executives in the event of certain qualifying terminations of employment. Capitalized terms used but not otherwise defined herein have the meanings set forth in ARTICLE II.

The Plan is not intended to be included in the definitions of “employee pension benefit plan” or “pension plan” set forth under Section 3(2) of ERISA. The Plan is intended to meet the descriptive requirements of a plan constituting a “severance pay plan” within the meaning of regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations, Section 2510.3-2(b). Notwithstanding the forgoing, if and to the extent that the Plan is deemed to be an “employee pension benefit plan” or “pension plan” as set forth under Section 3(2) of ERISA, then the Plan is intended, for all purposes under ERISA, to constitute a plan which is unfunded and maintained by the Company primarily for the purposes of providing deferred compensation for a select group of management or highly compensated employees.

ARTICLE II

DEFINITIONS

“Accrued Compensation” means: (i) Base Salary accrued by the Participant through, but not paid to the Participant as of, the Qualifying Termination Date; (ii) any annual incentive bonus earned by the Participant for a prior year but not paid to the Participant as of the Qualifying Termination Date and (iii) any vested employee benefits to which the Participant is entitled as of the Qualifying Termination Date under any employee benefit plan of the Company.

“Administrator” means the Compensation Committee or its delegate.

“Base Salary” means the Participant’s annual base salary as in effect immediately prior to the Qualifying Termination Date or, if higher, as in effect immediately prior to the occurrence of an event or circumstance constituting Good Reason.

“Board” means the Board of Directors of the Company.

“Cause” has the meaning set forth in the Participant’s employment or other agreement with the Company, if any; provided, that if the Participant is not a party to any such employment or other agreement or such employment or other agreement does not contain a definition of “cause,” then Cause shall mean:

(a) any willful act or willful omission that results in a material detriment to the Company;

(b) Participant’s conviction of, or plea of nolo contendere to, a felony (other than a traffic infraction);

(c) the commission by the Participant of a material act of fraud, theft or dishonesty against the Company;

provided, however, that if an event described in clause (a) of the definition of Cause is reasonably capable of being cured, the Company shall deliver a written demand to the Participant which specifically identifies the conduct that may provide grounds for Cause within thirty (30) calendar days of the Company’s actual knowledge of such act or omission, and the Participant shall have thirty (30) days after such demand to cure such conduct. For purposes hereof, no act or omission shall be deemed “willful” if it was done with a good faith belief that it was in the best interests of the Company.

“Change in Control” means the occurrence of one of the following:

(a) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act of 1934, as amended (the “Exchange Act”)) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then-outstanding voting securities; provided, that a Change in Control shall not be deemed to have occurred (x) due to any change in beneficial ownership of any voting power held by any “person” (or any of its affiliates) who as of the Effective Date beneficially owns thirty percent (30%) or more of the combined voting power of the Company’s then-outstanding voting securities (or, if immediately after the expiration of the Proxy (as defined below) Xiaodi Hou and his affiliates beneficially own thirty percent (30%) or more of the combined voting power of the Company’s then-outstanding voting securities, Xiaodi Hou or any of his affiliates) where, immediately following such change, such person continues to beneficially own, directly or indirectly, securities of the Company representing more than thirty percent (30%) of the combined voting power of the Company’s then-outstanding voting securities and no other person or “group” (within the meaning of Section 13(d) of the Exchange Act) that does not include such “person(s)”, beneficially owns, directly or indirectly, securities of the Company representing a greater percentage of the combined voting power of the Company’s then-outstanding voting securities than thirty percent (30%), or (y) due solely to the expiration of that certain Irrevocable Proxy and Power of Attorney, executed as of November 9, 2022, by and between White Marble LLC, White Marble International Limited and Mo Chen (the “Proxy”);

(b) The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets;

(c) The consummation of a merger or consolidation of the Company with or into any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; or

(d) the complete liquidation or dissolution of the Company.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction. In addition, if a Change in Control constitutes a payment event with respect to any amount or award which provides for a deferral of compensation and is subject to Section 409A of the Code, then notwithstanding anything to the contrary in the Plan the transaction with respect to such amount or award must also constitute a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code.

“Change in Control Severance Amount” has the meaning set forth in Section 3.01(b).

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code shall be deemed to include a reference to any regulations promulgated thereunder.

“Company” means TuSimple Holdings, Inc, a Delaware corporation, and, except as the context otherwise requires, its affiliates and wholly-owned subsidiaries and any successor by merger, acquisition, consolidation or otherwise that assumes the obligations of the Company under the Plan.

“Compensation Committee” means the Compensation Committee of the Board of Directors of the Company.

“Covered Period” means the period of time beginning on the first occurrence of a Change in Control and lasting through the one-year anniversary of the occurrence of the Change in Control; provided, that the Covered Period shall also include the six (6)-month period immediately prior to the occurrence of the Change in Control where (i) a Participant’s Qualifying Termination occurs during such period at the request of a third party in anticipation of the Change in Control and (ii) the transaction constituting a Change in Control is consummated.

“Effective Date” has the meaning set forth in ARTICLE I.

“Eligible Employee” means any full-time employee of the Company; provided, that the term “Eligible Employee” shall exclude the Chief Executive Officer of the Company.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended.

“Excise Tax” means any excise tax imposed under Section 4999 of the Code.

“Good Reason” has the meaning set forth in the Participant’s employment or other agreement with the Company, if any; provided, that if the Participant is not a party to any such employment or other agreement or such employment or other agreement does not contain a definition of “good reason,” then Good Reason shall mean, in each case without the Participant’s written consent:

(a) a material reduction in the Participant’s Base Salary or Target Annual Bonus, in each case other than a general reduction in Base Salary or Target Annual Bonus that occurs prior to or following the Covered Period and that affects all similarly situated employees in substantially the same proportions;

(b) during the Covered Period, a relocation of the Participant’s principal place of employment by more than fifty (50) miles;

(c) the Company’s failure to obtain an agreement from any successor to the Company to assume and agree to perform the obligations under the Plan in the same manner and to the same extent that the Company would be required to perform, except where such assumption occurs by operation of law;

provided, however, that for any of the foregoing to constitute Good Reason, the Participant must provide written notification of such event or condition constituting Good Reason within ninety (90) days after the Participant knows of the occurrence of any such event or condition, and the Company shall have sixty (60) days from the date of receipt of such written notice to effect a cure of the event or condition constituting Good Reason, and, upon cure thereof by the Company, such event or condition shall no longer constitute Good Reason.

“Non-Change in Control Severance Amount” has the meaning set forth in Section 3.01(a).

“Other Severance” has the meaning set forth in Section 3.02.

“Participant” means each Eligible Employee who (i) is designated by the Administrator on or after the date hereof as a Participant, and (ii) is so designated on Exhibit A.

“Plan” means TuSimple Holdings Inc. Senior Management Severance and Change in Control Plan, as may be amended and/or restated from time to time.

“Qualifying Termination” means the termination of a Participant’s employment either by the Company without Cause or by Participant for Good Reason.

“Qualifying Termination Date” means the date on which a Participant incurs a Qualifying Termination.

“Release Agreement” means the Release and Separation Agreement substantially in the form attached hereto as Exhibit B.

“Severance” has the meaning set forth in Section 3.01(a).

“Target Annual Bonus” means the Participant’s target annual incentive bonus pursuant to any annual bonus or incentive plan maintained by the Company in respect of the fiscal year in which the Qualifying Termination Date occurs (without regard to any reduction in such fiscal year that would give rise to a circumstance constituting Good Reason) or, if higher, immediately prior to the fiscal year in which occurs the first event or circumstance constituting Good Reason; provided, that if the Participant is not eligible to receive a specified target annual incentive bonus following a Change in Control, then Target Annual Bonus shall mean such target annual incentive bonus in effect as of immediately prior to the date of the Change in Control.

“Total Payments” has the meaning set forth in Section 5.01.

ARTICLE III

SEVERANCE

Section 3.01 Severance Following Qualifying Termination.

(a) Non-Change in Control Severance Amount. If a Participant incurs a Qualifying Termination prior to or after the Covered Period, and subject to the execution and nonrevocation of a Release Agreement, the Company shall provide such Participant with an amount equal to one-half (0.5) times the sum of the Participant’s (x) Base Salary and (y) Target Annual Bonus (the “Non-Change in Control Severance Amount”). Subject to Section 8.13, the Non-Change in Control Severance Amount shall be paid in a lump-sum as soon as administratively practicable following the effectiveness of the Release Agreement and, in any event, no later than sixty (60) days immediately following the Qualifying Termination Date.

(b) Change in Control Severance Amount. If a Participant incurs a Qualifying Termination during the Covered Period, and subject to the execution and nonrevocation of a Release Agreement, the Company shall provide such Participant with an amount equal to the sum of the Participant’s (x) Base Salary and (y) Target Annual Bonus (the “Change in Control Severance Amount”). Subject Section 8.13, Change in Control Severance Amount shall be paid in a lump-sum as soon as administratively practicable following the effectiveness of the Release Agreement and, in any event, no later than sixty (60) days immediately following the Qualifying Termination Date.

(c) Additional Cash Payment. If a Participant incurs a Qualifying Termination, and subject to the execution and nonrevocation of a Release Agreement and in lieu of monthly-subsidized COBRA or other welfare benefits, the Company shall provide each Participant with an amount equal to the product of twelve (12) multiplied by the cost incurred by the Company for providing group health, dental, and vision benefits to the Participant and the Participant’s eligible dependents in the month immediately prior to the month in which the Qualifying Termination Date occurred (the “Additional Cash Payment”). Subject Section 8.13, the Additional Cash Payment shall be paid in a lump-sum as soon as administratively practicable following the effectiveness of the Release Agreement and, in any event, no later than sixty (60) days immediately following the Qualifying Termination Date.

(d) Accrued Compensation. The Company shall pay the Accrued Compensation to each Participant who incurs a Qualifying Termination in a lump-sum payment as soon as practicable, but in any event before the earlier to occur of (y) the payment date required by applicable law and (z) thirty (30) days immediately following the Qualifying Termination Date.

Section 3.02 Other Severance Payments. In the event that the Company is obligated by law or contract to pay a Participant other severance pay, a termination indemnity, notice pay, or the like, or if the Company is obligated by law to provide advance notice of separation (“Other Severance”), then the amount of the Non-Change in Control Severance Amount or Change in Control Severance Amount, as applicable, otherwise payable to such Participant shall be reduced by the amount of any such Other Severance actually paid to the Participant (but not below zero).

Section 3.03 Coordination of Benefits. Notwithstanding anything set forth herein to the contrary, to the extent that any severance payable under a plan or agreement covering a Participant as of the date such Participant becomes eligible to participate in this Plan constitutes deferred compensation under Section 409A of the Code, then to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, the portion of the benefits payable hereunder equal to such other amount shall instead be provided in the form set forth in such other plan or agreement. Further, to the extent, if any, that provisions of this Plan affect the time or form of payment of any amount or award which constitutes deferred compensation under Section 409A of the Code, then to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, if a Change in Control does not constitute a change in control event within the meaning of Section 409A of the Code, the time and form (but not the amount) of payment or settlement shall be the time and form that would have been applicable in absence of a Change in Control.

ARTICLE IV

EQUITY AWARDS

Section 4.01 Equity Awards.

(a) Non-Change in Control. In the event that a Participant incurs a Qualifying Termination prior to or after the Covered Period, then, subject to the execution and nonrevocation of a Release Agreement, each-then outstanding equity award that would have vested based on continued employment through the first (1st) anniversary of the Qualifying Termination Date had the Participant continued employment through such date shall vest and become exercisable, as applicable and, except as provided below or in Section 4.01(c), any payment in respect of such awards, shall be made as soon as administratively practicable following the effectiveness of the Release Agreement and, in any event, no later than sixty (60) days immediately following the Qualifying Termination Date; provided, that each then-outstanding equity award that vests at least in part based on the achievement of performance metrics shall vest or be forfeited in accordance with the terms of the applicable Company equity plan and award agreement. Each stock option that vests and becomes exercisable in accordance with this Section 4.01(a) shall expire on the earlier to occur of the ninetieth (90th) day following the Qualifying Termination Date or the expiration of such stock option. For the avoidance of doubt, each then-outstanding equity award that does not vest in accordance with the first sentence of this Section 4.01(a) shall be forfeited as of the Qualifying Termination Date.

(b) Change in Control. In the event that a Participant incurs a Qualifying Termination during the Covered Period, then, subject to the execution and nonrevocation of a Release Agreement, as of the date immediately preceding the Qualifying Termination Date, each then-outstanding and unvested equity award shall vest and become exercisable, as applicable, and, except as provided in Section 4.01(c), any payment in respect of such awards, shall be made as soon as administratively practicable following the effectiveness of the Release Agreement and, in any event, no later than sixty (60) days immediately following the Qualifying Termination Date; provided, each then-outstanding equity award that vests at least in part based on the achievement of performance metrics shall be deemed satisfied in accordance with the terms of the applicable Company equity plan and award agreement.

(c) Settlement of Awards. Notwithstanding anything in this Section 4.01 to the contrary, if all or a portion of an Company equity award subject to accelerated vesting under the terms of this Section 4.01 constitutes deferred compensation under Section 409A of the Code, then to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, such awards shall vest at the time(s) provided in this Section 4.01, but settlement, distribution or payment, as the case may be, shall be made on the earliest possible date that would not subject such awards to taxation and/or tax penalties under Section 409A of the Code.

ARTICLE V

SECTION 280G

Section 5.01 Treatment of Payments. Notwithstanding any other provision of the Plan to the contrary, in the event that any payment or benefit received or to be received by the Participant (including any payment or benefit received in connection with a Change in Control or the termination of the Participant’s employment, whether pursuant to the terms of the Plan or any other plan, arrangement or agreement) (all such payments and benefits, including the severance benefits payable hereunder, being hereinafter referred to as the “Total Payments”) would be subject (in whole or part), to the Excise Tax, then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement, the severance benefits payable hereunder shall be reduced to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (A) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (B) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Participant would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

Section 5.02 Ordering of Reduction. In the case of a reduction in the Total Payments pursuant to Section 5.01, the Total Payments shall be reduced in the following order: (i) payments that are payable in cash the full amount of which are treated as parachute payments under Treasury Regulation Section 1.280G-1, Q&A 24(a) shall be reduced (if necessary, to zero), with amounts that are payable last reduced first; (ii) payments and benefits due in respect of any equity the full amount of which are treated as parachute payments under Treasury Regulation Section 1.280G-1, Q&A 24(a), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) shall next be reduced; (iii) payments that are payable in cash that are valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with amounts that are payable last reduced first, shall next be reduced; (iv) payments and benefits due in respect of any equity valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) shall next be reduced; and (v) all other non-cash benefits not otherwise described in clauses (ii) or (iv) shall be next reduced pro-rata.

Section 5.03 Additional Payments. If the Participant receives reduced payments and benefits by reason of this ARTICLE V and it is established pursuant to a determination of a court of competent jurisdiction which is not subject to review or as to which the time to appeal has expired, or pursuant to an Internal Revenue Service proceeding, that the Participant could have received a greater amount without resulting in any Excise Tax, then the Company shall thereafter pay the Participant the aggregate additional amount which could have been paid without resulting in any Excise Tax as soon as reasonably practicable.

ARTICLE VI

CLAIMS PROCEDURES

Section 6.01 Initial Claims. A Participant who believes he or she is entitled to a payment under the Plan that has not been received may submit a written claim for benefits to the Plan within one hundred and twenty (120) days after the Participant’s Qualifying Termination Date. Claims should be addressed and sent to:

TuSimple Holdings Inc.

9191 Towne Centre Drive Suite 600

San Diego, California 92122

Attention: General Counsel

If the Participant’s claim is denied, in whole or in part, the Participant shall be furnished with written notice of the denial within ninety (90) days after the Administrator’s receipt of the Participant’s written claim, unless special circumstances require an extension of time for processing the claim, in which case a period not to exceed one hundred and eighty (180) days shall apply. If such an extension of time is required, written notice of the extension shall be furnished to the Participant before the termination of the initial ninety (90)-day period and shall describe the special circumstances requiring the extension, and the date on which a decision is expected to be rendered. If written notice of denial of the claim for benefits is not furnished within the specified time, the claim shall be deemed to be denied. The Participant shall then be permitted to appeal the denial in accordance with Section 6.02 below. Written notice of the denial of the Participant’s claim shall contain the following information:

(a) the specific reason or reasons for the denial of the Participant’s claim;

(b) references to the specific Plan provisions on which the denial of the Participant’s claim was based;

(c) a description of any additional information or material required by the Administrator to reconsider the Participant’s claim (to the extent applicable) and an explanation of why such material or information is necessary; and

(d) a description of the Plan’s review procedures and time limits applicable to such procedures, including a statement of the Participant’s right to bring a civil action under Section 502(a) of ERISA following a benefit claim denial on review.

Section 6.02 Appeal of Denied Claims. If the Participant’s claim is denied (or deemed denied) and he or she wishes to submit a request for a review of the denied claim, the Participant or his or her authorized representative must follow the procedures described below:

(a) Upon receipt of the denied claim, the Participant (or his or her authorized representative) may file a request for review of the claim in writing with the Administrator. This request for review must be filed no later than sixty (60) days after the Participant has received written notification of the denial (or no later than sixty (60) days after the claim is deemed denied).

(b) The Participant has the right to submit in writing to the Administrator any comments, documents, records or other information relating to his or her claim for benefits.

(c) The Participant has the right to be provided with, upon request and free of charge, reasonable access to and copies of all pertinent documents, records and other information that is relevant to his or her claim for benefits.

(d) A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the Participant feels are pertinent.

(e) The review of the denied claim shall take into account all comments, documents, records and other information that the Participant submitted relating to his or her claim, without regard to whether such information was submitted or considered in the initial denial of his or her claim.

(f) The Administrator may require the Participant to submit additional facts, documents or other material as he or she may find necessary or appropriate in making his or her review.

Section 6.03 Administrator’s Response to Appeal. The Administrator shall provide the Participant with written notice of its decision within sixty (60) days after the Administrator’s receipt of the Participant’s written claim for review. There may be special circumstances which require an extension of this sixty (60)-day period. In any such case, the Administrator shall notify the Participant in writing within the sixty (60)-day period and the final decision shall be made no later than one hundred and twenty (120) days after the Administrator’s receipt of the Participant’s written claim for review. This notice of extension shall describe the special circumstances necessitating the additional time and the date by which the Administrator is to render his or her decision on review. The Administrator’s decision on the Participant’s claim for review shall take into account all comments, documents, records and other information submitted by the applicant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination, shall be communicated to the Participant in writing and shall clearly state:

(a) the specific reason or reasons for the denial of the Participant’s claim;

(b) reference to the specific Plan provisions on which the denial of the Participant’s claim is based;

(c) a statement that the Participant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, the Plan and all documents, records and other information relevant to his or her claim for benefits; and

(d) a statement describing the Participant’s right to bring an action under Section 502(a) of ERISA.

Section 6.04 Exhaustion of Administrative Remedies. The exhaustion of these claims procedures is mandatory for resolving every claim and dispute arising under the Plan. As to such claims and disputes:

(a) no claimant shall be permitted to commence any legal action to recover benefits or to enforce or clarify rights under the Plan under Section 502 or Section 510 of ERISA or under any other provision of law, whether or not statutory, until these claims procedures have been exhausted in their entirety; and

(b) in any such legal action, all explicit and implicit determinations by the Administrator (including, but not limited to, determinations as to whether the claim, or a request for a review of a denied claim, was timely filed) shall be afforded the maximum deference permitted by law.

Section 6.05 Arbitration. Subject to Section 6.04, any dispute, controversy or claim arising out of or related to the Plan shall be submitted to and decided by binding arbitration. Arbitration shall be administered exclusively by an arbitration organization of the Company’s choice and shall be conducted consistent with the rules, regulations and requirements thereof as well as any requirements imposed by state law. Any arbitral award determination shall be final and binding.

ARTICLE VII

ADMINISTRATION, AMENDMENT AND TERMINATION

Section 7.01 Administration. The Administrator has the exclusive right, power and authority, in its sole and absolute discretion, to administer and interpret the Plan. The Administrator has all powers reasonably necessary to carry out its responsibilities under the Plan including (but not limited to) the sole and absolute discretionary authority to:

(a) administer the Plan according to its terms and to interpret Plan policies and procedures;

(b) resolve and clarify inconsistencies, ambiguities and omissions in the Plan and among and between the Plan and other related documents;

(c) take all actions and make all decisions regarding questions of eligibility and entitlement to benefits, and benefit amounts;

(d) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of the Plan;

(e) process and approve or deny all claims for benefits; and

(f) decide or resolve any and all questions, including benefit entitlement determinations and interpretations of the Plan, as may arise in connection with the Plan.

The decision of the Administrator on any disputes arising under the Plan, including (but not limited to) questions of construction, interpretation and administration shall be final, conclusive and binding on all persons having an interest in or under the Plan. The Administrator may delegate any of its duties hereunder to such person or persons from time to time as it may designate. Any such delegation shall be in writing.

Section 7.02 Amendment and Termination. The Plan may be amended or terminated by the Compensation Committee or the Board of Directors of the Company at any time; provided, however, that unless replaced with severance benefits that are more favorable to the Participant or unless an amendment would otherwise increase benefits, the Plan may not be amended or terminated during the twelve (12) months immediately following a Change in Control.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.01 At-Will Employment. The Plan does not alter the status of each Participant as an at-will employee of the Company. Nothing contained herein shall be deemed to give any Participant the right to remain employed by the Company or to interfere with the rights of the Company to terminate the employment of any Participant at any time, with or without Cause.

Section 8.02 Effect on Other Plans, Agreements and Benefits.

(a) Each Participant who incurs a Qualifying Termination shall remain entitled to any benefits to which he or she would otherwise be entitled under the terms and conditions of the Company’s tax-qualified retirement plans and non-qualified deferred compensation plans and nothing contained in the Plan is intended to waive or relinquish the Participant’s vested rights in such benefits.

(b) Any severance benefits payable to a Participant under the Plan shall not be counted as compensation for purposes of determining benefits under any other benefit policies or plans of the Company, except to the extent expressly provided therein.

Section 8.03 Mitigation. Except as provided in Section 3.01(c), the amount of any payment or benefit provided for in this Plan shall not be reduced by any compensation earned by the Participant as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Participant to the Company, or otherwise.

Section 8.04 Severability. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan. If any provision of the Plan is held by a court of competent jurisdiction to be illegal, invalid, void or unenforceable, such provision shall be deemed modified, amended and narrowed to the extent necessary to render such provision legal, valid and enforceable, and the other remaining provisions of the Plan shall not be affected but shall remain in full force and effect.

Section 8.05 Headings and Subheadings. Headings and subheadings contained in the Plan are intended solely for convenience and no provision of the Plan is to be construed by reference to the heading or subheading of any section or paragraph.

Section 8.06 Unfunded Obligations. The amounts to be paid to Participants under the Plan are unfunded obligations of the Company. The Company is not required to segregate any monies or other assets from its general funds with respect to these obligations. Participants shall not have any preference or security interest in any assets of the Company other than as a general unsecured creditor.

Section 8.07 Successors. The Plan shall be binding upon any successor to the Company, its assets, its businesses or its interest (whether as a result of the occurrence of a Change in Control or otherwise), in the same manner and to the same extent that the Company would be obligated under the Plan if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by the Plan, the Company shall require any successor to the Company to expressly assume the Plan in writing and honor the obligations of the Company hereunder, in the same manner and to the same extent that the Company would be required to perform if no succession had taken place. All payments and benefits that become due to a Participant under the Plan shall inure to the benefit of his or her heirs, assigns, designees or legal representatives.

Section 8.08 Transfer and Assignment. Neither a Participant nor any other person shall have any right to sell, assign, transfer, pledge, anticipate or otherwise encumber, transfer, hypothecate or convey any amounts payable under the Plan prior to the date that such amounts are paid, except that, in the case of a Participant’s death, such amounts shall be paid to the Participant’s beneficiaries.

Section 8.09 Waiver. Any party’s failure to enforce any provision or provisions of the Plan shall not in any way be construed as a waiver of any such provision or provisions, nor prevent any party from thereafter enforcing each and every other provision of the Plan.

Section 8.10 Governing Law. To the extent not pre-empted by federal law, the Plan shall be construed in accordance with and governed by the laws of the State of Delaware without regard to conflicts of law principles. Subject to Section 6.05, any action or proceeding to enforce the provisions of the Plan shall be brought only in a state or federal court located in the State of Delaware, New Castle County, and each party consents to the venue and jurisdiction of such court.

Section 8.11 Clawback. Any amounts payable under the Plan are subject to any policy (whether in existence as of the Effective Date or later adopted) established by the Company providing for clawback or recovery of amounts that were paid to the Participant. The Company shall make any determination for clawback or recovery in its sole discretion and in accordance with any applicable law or regulation.

Section 8.12 Withholding. The Company shall have the right to withhold from any amount payable hereunder any Federal, state and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

Section 8.13 Section 409A. The intent of the parties is that payments and benefits under this Plan be exempt from, or comply with, Section 409A of the Code, and accordingly, to the maximum extent permitted, this Plan shall be interpreted and administered to be in accordance therewith. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate and distinct payment for purposes of Section 409A. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A: (i) a Participant shall not be considered to have terminated employment with the Company for purposes of any payments under this Agreement which are subject to Section 409A until the Participant would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A; (ii) amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Plan or any other arrangement between a Participant and the Company during the six (6) month period immediately following the Participant’s separation from service shall instead be paid on the first business day after the date that is six (6) months following the Participant’s separation from service (or, if earlier, Employee’s date of death); (iii) amounts reimbursable to a Participant under this Plan shall be paid to the Participant on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to the Participant) during one year may not affect amounts reimbursable or provided in any subsequent year; (iv) if any severance amount payable under a plan or agreement that a Participant may have a right or entitlement to as of the date of this Plan constitutes deferred compensation under Section 409A, then the portion of the benefits payable hereunder equal to such other amount shall instead be provided in the form set forth in such other plan or agreement; and (v) if the timing of execution of the Release Agreement affects whether amounts or benefits otherwise would commence in the calendar year of the Qualifying Termination Date or a subsequent year, the payments shall commence in the subsequent year. The Company makes no representation that any or all of the payments described in this Plan will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment. Each Participant shall be solely responsible for the payment of any taxes, penalties, interest or other expenses incurred by the Participant on account of non-compliance with Section 409A.

EXHIBIT A

Schedule of Participants

EXHIBIT B

Form of Release and Severance Agreement